WithumSmith+Brown, PC
A Professional Corporation
Certified Public Accountants and Consultants

One Spring Street
New Brunswick, NJ 08901
732.828.1614 fax 732.828.5156

www.withum.com

Additional Offices in New Jersey, New York,
Pennsylvania, Maryland, Colorado and Florida

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated April 23, 2013, for the MP63 Fund (the "Fund") and to all references to our firm included in or made a part of this Post Effective Amendment No. 16 under the Securities Act of 1933 and Post-Effective Amendment No. 17 under the Investment Company Act of 1940 to MP63 Fund' Registration Statement on Form N-1A, including the references to our firm under the heading "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information of the Fund.

WithumSmith+Brown, PC

WithumSmith+Brown, P.C.
New York, NY
June 28, 2013